EXHIBIT 99

                               A TECHNICAL REVIEW
                             OF SAPPHIRE PROPERTIES
                             IN NORTHERN MADAGASCAR
                                       FOR
                          AMERICAN BENEFITS GROUP, INC.

July 24, 1999                              Watts, Griffis and McOuat Limited
Toronto, Canada                          Consulting Geologists and Engineers

                                TABLE OF CONTENTS

                                                                         Page

1.  Summary................................................................1
    1.1  BACKGROUND........................................................1
    1.2  GEOLoGY AND SAPPHIRE OCCURRENCES..................................2
    1.3  CURRENT OPERATIONS................................................3
    1.4  MARKETING.........................................................5
    1.5  EXPLORATION.......................................................5

2.  INTRODUCTION...........................................................8
    2.1  GENERAL...........................................................8
    2.2  TERMS OF REFERENCE................................................8
    2.3  SOURCES OF INFORMATION...........................................11
    2.4  MADAGASCAR:  THE COUNTRY.........................................11
    2.5  DEFINITIONS......................................................12
    2.6  UNITS, CURRENCY AND LANGUAGE.....................................13

3.  PROPERTY, LOCATION AND ACCESS.........................................13
    3.1  PROPERTY.........................................................14
    3.2  LOCATION AND ACCESS..............................................15

4.  PHYSIOGRAPHY AND CLIMATE..............................................17

5.  HISTORY...............................................................18

6.  GEOLOGY AND SAPPHIRE DEPOSITS.........................................20
    6.1  GEOLOGY..........................................................20
    6.2  SAPPHIRE OCCURRENCES.............................................23

7.  DESCRIPTION OF CURRENT OPERATIONS.....................................24
    7.1  GENERAL..........................................................24
    7.2  MINING AND PROCESSING............................................24
    7.3  SIZE, QUALITY AND VALUE OF THE STONES............................32

8.  MARKETING.............................................................37
    8.1  FORMATION OF JOINT VENTURE.......................................37
    8.2  TERMS AND CONDITIONS OF JOINT VENTURE AGREEMENT..................37

9.  EXPLORATION...........................................................39

    9.1  STATUS OF THE PROPERTY...........................................39
    9.2  PREVIOUS EXPLORATION.............................................39
    9.3  CURRENT EXPLORATION..............................................42
    9.4  PROPOSED EXPLORATION.............................................44

10.  CONCLUSIONS..........................................................47

CERTIFICATE...............................................................49

LIST OF MATERIALS AVAILABLE FOR REVIEW....................................50

                                 LIST OF TABLES

TABLE 1...................................................................15
TABLE 2...................................................................25
TABLE 3...................................................................31
TABLE 4...................................................................36

                                 LIST OF FIGURES

1.    Location map........................................................10
2.    Property map........................................................14
3.    Geology.............................................................21
4.    Basaltic volcanic cone to west of M-4 property, Photo No. 1.........22
5.    Mining area at M-4 property, Photo No. 2............................26
6.    Wash plant, Photo No. 3.............................................27

7.    Cleaning the Jigs on the wash plant, Photo No. 4....................29
8.    Initial cleaning and sorting of product from Jigs, Photo No. 5......29
9.    Phase 1 sorting of sapphires, Photo No. 6...........................30
10.   Phase III sorting of sapphires, Photo No. 7.........................34
11.   Sapphire prospect 3 km south of M-4, Photo No. 8....................43

1. Summary

1.1 BACKGROUND

American Benefits Group, Inc. ("ABFG") has offices in: the United States (Deerfield Beach, Florida; New York City, New York); Canada (Calgary, Alberta); Madagascar (Antananarivo); Israel (Ramat-Gan) and Thailand (Bangkok).

ABFG is a publicly traded company (NQB: ABFG) with diversified business operations, including an Internet Services Division ("ISD") and sapphire properties in northern Madagascar. For the sale of sapphires produced from its properties in Madagascar, ABFG has entered into a Joint Venture with the Menavi Group, an Israeli Company, for the marketing of rough stones and for the processing (sorting, cutting and polishing) of gems.

ABFG is currently preparing the necessary application forms and supporting documentation for registration as a reporting issuer under rules 12(b) or 12(g) of the Securities Exchange Act of 1934. Among the documentation required to be filed is a Form 10SB, which requires an accompanying report on the Madagascar Sapphire Properties, as described in Guide 7 (Securities Exchange Act of 1934). ("Description of Property by Issuers Engaged or About to Become Engaged in Significant Mining Operations"); Bulletin No. 168, 04-25-96).

Watts, Griffis and McOuat Limited ("WGM") was initially contacted by ABFG on April 14, 1999 regarding their requirements for a technical review of ABFG's sapphire properties in Madagascar. WGM was subsequently formally requested by ABFG to send a geologist to Madagascar to visit its sapphire properties and to prepare the technical review report.

A WGM Senior Geologist, W.J. (Jack) Mullins, completed the assignment on behalf of ABFG. Mr. Mullins travelled to Madagascar, leaving Toronto on June 10 and arriving in Antananarivo, the capital city, on June 11 1999. He visited the sapphire properties in northern Madagascar and returned to Canada on June 19 1999.

Metric units are used throughout this report, with the exception of references to the quantity of material being mined at the M-4 property, which is expressed as bank cubic yards (bcy). All currency amounts are quoted in United States dollars (US$). Sapphire weights are expressed in both grams and carats, an international carat being equivalent to 0.2 grams.

ABFG's property holdings in northern Madagascar consist of 37 carres with a total area of 231.25 km. These carreaux consist of three separate groups, but are routinely referred to by ABFG as 37 "perimeters". Of the 37 carreaux held by ABFG, 19 are Type 1 exploration permits which are valid for a period of 2 or 3 years and are renewable; and 18 are Type 3 mining permits which are valid for a period of 30 years, and are also renewable.

The property is located in the extreme northern part of Madagascar. It is located about 80 km by road to the south of Antisiranana (or Diego Suarez, as it is more commonly called; or simply "Diego").

The capital city of Antananarivo (or "Tana", as it is commonly known) has an international airport and is served by regular flights from Paris by both Air France and Air Madagascar. Diego is the largest population center in the north, and is served by daily Air Madagascar flights from Tana.

Access to the property from Diego is by good paved road for about 80 km, then an additional 10 km by a rough bush track. The total driving time between Diego and the camp is about 90 minutes.

The perimeters which comprise ABFG's property holdings in northern Madagascar were acquired through the acquisition of Stones and Wood Corporation S.a.r.l. ("Stones and Wood"); and acquisitions from the Suzannah family (Marc, Christophe and Francis), Yehiel Razafiarson, and Vanessa Zafinahova.

Prior to the take-over of Stones and Wood by ABFG, Blue Star S.a.r.l ("Blue Star") was actively engaged in mining sapphires on the block known as M-4. Subsequent to the purchase of Stones and Wood, ABFG formed an operating mining company with Dove Gems and Jewellery Co. Ltd. ("Dove"). ABF and Dove formed a joint venture to operate the mine: the joint venture agreement provides for the purchase of the plant and other equipment by ABFG.

1.2 GEOLoGY AND SAPPHIRE OCCURRENCES

The concession areas are underlain by a succession of Jurassic to Cretaceous limestones and dolomites which dip gently to the northwest. The valley floors are underlain by a series of late (Tertiary-Quaternary) alkali flood basalts and associated volcanic cones. These basalts exhibit distinct evidence of both syn- and post-volcanic faulting against the older sedimentary rocks.

Subsequent post-tectonic erosion of the limestones liberated the sapphires from their original structural traps, and they accumulated in a number of eluvial and alluvial deposits. The distribution of these deposits is closely associated with the drainage pattern that formed on the limestone topography.

1.3 CURRENT OPERATIONS

Mining and Processing

The mining being carried out by ABFG within Block M-4 is a small scale earth moving operation on a sapphire deposit which had previously been exploited by IMA, Andover, Blue Star and Dove Gems and Jewellery Co. Ltd. as the mine operator.

Adam Mining Company, Ltd. ("Adamco") is mining a second deposit within Block M-9, and the sapphire-bearing gravel is being trucked to a wash plant within Block M-8. Under the terms of a contractual agreement, ABFG receives 25% of the rough stones produced by Adamco.

ABFG commenced mining at the M-4 property on May 31, 1999 using the same mining equipment and wash plant as had previously been used by Blue Star.

During the 15 days that the plant operated between May 31 1999 and June 26 1999, the daily processing rate averaged 361.4 m^3 and production of corundum averaged 3,548.2 g/day. The average recovery of good quality, transparent and translucent sapphires from the gravel processed during that period was 5.82 g/m^3. These quality stones will be sent for faceting, while the poor quality, opaque stones will be converted into cabachon.

Sorting of the Stones: Size, Quality and Value

The Phase I sorting of the rough stones is carried out at two sorting tables adjacent to the wash plant. The stones are then transferred to the sorting shed in secure, locked containers and turned over to the custody of the Senior Gemologist at the M-4 property, Mr. Gilad Deutscher. Mr. Deutscher is responsible for the final sorting of the stones by size and grade.

In Phase II of the sorting process, the gems are sorted by size over four screens: No. 42 (12% of production), No. 32 (14 to 15% of production), No. 24 (27% of production), and No. 20 (40% of production). The undersize of the No. 20 screen comprises about 3% of production. The numbers quoted are the average in each case.

The size of the stones in each screen size are as follows:

                                   M-4 DEPOSIT
                                 SIZE AND WEIGHT
                               OF STONES RECOVERED
===============================================================================
                         Mesh Size             Avg.               Weight
     Sieve No.              (mm)                 g                carat
-------------------------------------------------------------------------------
        42                   9                                      5.0
        32             Minus 9 Plus 6           0.4                 2.0
        24             Minus 6 Plus 5           0.2                 1.0
        20             Minus 5 Plus 4           0.1                 0.5
 Minus  20                Minus 4              <0.1                <0.5
-------------------------------------------------------------------------------

o     No. 42: 5 ct stones (1 g and up);
o     No. 32: 2 ct stones (2 1/2 stones in 1 g);

Approximately 30% of the stones are transparent, and are good quality gems. These will eventually be faceted. An additional 30% are translucent and it is probable that most of them will also be faceted. The remaining 40% are opaque, and while they can be used in jewellery in the form of cabochons, their selling price is very low.

Sorting can also be carried out according to color; however, the color of some of the stones will change after heat treatment. Therefore, they will be sorted again after heat treatment and, at that stage, color will become a major factor.

According to the on-site gemologist, the lowest quality of the rough, i.e., the cabochon stones, sell for a price of about $200/kg. The rough translucent and transparent stones have an estimated value of $2,000/kg; however, the presence of high quality individual stones in the transparent and translucent categories could impact significantly on the final value of any particular package.

Status of the Property

At the time that this report was being prepared, WGM did not have sufficient data on the M-4 sapphire deposit within the ABFG property to allow an estimate to be made of Proven (Measured) and/or Probable (Indicated) Reserves according to the definitions in Guide 7 on pages 495-496 of the Securities Act Rules. The previous owner operated the deposit for almost two years. Impressive quantities of valuable rough sapphire are currently being produced by ABFG's open pit alluvial mining and wash plant-processing operation at M-4. In addition, and exploration program to obtain the data required to estimate the volume and grade of sapphire bearing material in the deposit is in progress.

WGM recommends, this exploration program a reserve estimate should be completed; and that additional exploration should be carried out to define reserves on the other known sapphire prospects within the ABFG perimeters in northern Madagascar.

1.4 MARKETING

For the sale of sapphires produced from its properties in Madagascar, ABFG has entered into a Joint Venture with the Menavi Group ("Menavi") for the processing (sorting, cutting and polishing) of gems and the marketing of rough stones. Following the signing of the Joint Venture agreement, ABFG and Menavi registered an off-shore corporation called Total Gem Management ("TGM") which will manage and handle ABFG sapphire after they have been mined and sorted.

The total net sales derived from the Joint Venture will be divided in the following proportions:

Cut and semi-cut stones:      ABFG 75%;  TGM 25%
Unprocessed rough:            ABFG 85%;  TGM 15%

1.5 EXPLORATION

Previous Exploration

WGM reviewed reports on exploration of the properties by Santamas and Wannachot
(1997) and Rasamimanana and Rakotoarimalala (1998), as well as a brief report on a property visit by Rossovsky (1996). In addition, we discussed ABFG's current exploration with the Company's Geologist, Mr. Gino Rasamison, and also visited a new discovery that Mr. Rasamison and his team had made approximately 3 km to the south of the M-4 deposit. It is clear that sapphire occurrences within ABFG's properties are quite extensive, and that significant exploration expenditures are not only warranted but also required, to quantify Proven (Measured) and Probable (Indicated) Reserves.

An exploration program is required in order to obtain the necessary information to completely outline the M-4 deposit. Its boundaries and the thickness of the sapphire-bearing material must be determined in order to arrive at an estimate of the volume and/or tonnage, and an average grade, in terms of carats of sapphire per m^3 or per tonne.

In WGM's view, ABFG should initiate a three-pronged exploration program whose objectives would be to:

1. Complete an estimate of Proven and Probable Reserves, as well as an estimate of "Other Mineralization" within the M-4 deposit.

2. Continue the ongoing reconnaissance exploration program within the licence areas with the objective of locating new deposits; and,

3. Carry out detailed investigations leading to estimates of Proven and Probable Reserves, as well as "Other Mineralization", within the deposits identified in the reconnaissance exploration program.

The first requirement is to produce a large-scale plan of the M-4 mine area which will provide a base on which to plot all of the information currently available, including topography, geology, the outline of the present workings, and exploration pits, trenches and drillholes.

Pits and Trenches

In WGM's opinion, the approach to exploration should be as follows:

o If the deposit occurs in the form of a wide blanket, whose length and width are somewhat similar, then the best approach will be to sink pits to bedrock at regular spacings on a grid, say 50 metres for Probable Reserves and 25 metres for Proven Reserves.

o If the deposit is much longer in one dimension than the other, as it will be if it is confined to a drainage channel, then the best approach may be to dig trenches to bedrock across the deposit at intervals of about 50 metres for Probable Reserve.

Accurate elevations of the collar and depth of each pit will be required, as well as a topographic profile of each trench. A visual inspection should be made of each pit and trench and a small sketch made to show the lithology encountered from surface to bottom

Sample Processing

The volume of all of the material recovered from each individual pits and trench, or portion of a trench, should be measured, processed through a wash plant, and manually sorted to recover all of the sapphires in the sample. The grade of the sample in carats per cubic metre can then be estimated.

Estimation of Reserves

After all of the pits and/or trenches have been excavated and the samples have been processed, the resulting information will be plotted on sections and used to complete an estimate of reserves.

The capital cost of the drill, bulldozer and wash plant will be in excess of $ 1 million, and an estimate of the exploration budget for the 12-month period from July 1, 1999 to June 30, 2000 is estimated at $500,000.

2.  INTRODUCTION

2.1  general

American Benefits Group, Inc. ("ABFG") has offices in: the United States (Deerfield Beach, Florida; New York City, New York); Canada (Calgary, Alberta); Madagascar (Antananarivo); Israel (Ramat-Gan) and Thailand (Bangkok).

ABFG is a publicly traded company (NQB: ABFG) with diversified business operations, including an Internet Services Division ("ISD") and sapphire properties in northern Madagascar. For the sale of sapphires produced from its properties in Madagascar, ABFG has entered into a Joint Venture with the Menavi Group, an Israeli Company, for the marketing of rough stones and for the processing (sorting, cutting and polishing) of gems.

For the sale of sapphires produced from its properties in Madagascar, ABFG has entered into a Joint Venture with the Menavi Group, an Israeli company, for the marketing of rough stones and for the processing (sorting, cutting and polishing) and marketing of gems. Rough stones are sent to Israel and Thailand for processing, which includes heat treatment, cutting and polishing. The polished gems are either batched for bulk sales, or incorporated into fine pieces of jewellery which are marketed on the Internet, through ABFG's Internet Shopping Mall, RodeoIsland.com.

The location of ABFG's properties in northern Madagascar is shown in Figure 1.

2.2 terms of reference

On 4 January 1999, the US Securities and Exchange Commission ("SEC") approved the OTCBB Eligibility Rule, whereby securities not quoted on the OTCBB as of that date would be required to report their current financial information to the SEC, banking, or insurance regulators in order to meet eligibility requirements. Nos. 6530 and 6540, became effective on July 4, 1999.

In order to comply with the Eligibility Rule, ABFG must register under Form 10SB, which is the general form for registration of securities pursuant to Sections 12(b) or (g) of the 1934 Act for "small business issuers". One of the requirements is a report whose contents are consistent with the guidelines of Guide 7 of the SEC Rules ("Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations"; Bulletin 168; 04-25-96).

ABFG is currently preparing the necessary application forms. Among the documentation required to be filed in a Form 10-SB is an accompanying report on the Madagascar Sapphire Properties, as described in US Security Rules, Guide 7 ("Description of Property by Issuers Engaged or About to Become Engaged in Significant Mining Operations").

Watts, Griffis and McOuat Limited ("WGM") was requested by ABFG to travel to Madagascar, visit the sapphire properties and to prepare the technical review report.

                             Figure 1. Location map

2.3 sources of information

A WGM Senior Geologist, W.J. (Jack) Mullins, completed the assignment on behalf of ABFG. Mr. Mullins travelled to Madagascar, leaving Toronto on June 10, 1999 and arriving in Antananarivo, the capital city, on June 11, 1999.

While in Antananarivo, Mr. Mullins met with Mr. Dror Maradov, ABFG's Vice-President, Director and Chief Operating Officer for Madagascar, who briefed him on all aspects of the Company's sapphire operations.

On June 14, 1999, Mr. Mullins travelled to Diego Suarez, at the extreme northern tip of Madagascar, where he was met by Mr. David Schaffer, Manager of the ongoing activities at ABFG's sapphire properties in the northern part of the country, and Mr. Andrew Bradsell, an ex-Royal Marine and Head of Security for ABFG in Madagascar.

Mr. Mullins spent several days at the camp on the M-4 property and observed the mining and processing of the sapphire-bearing gravels, the initial sorting of the jig concentrate from the wash plant, and the final sorting by the gemologist on site, Mr. Gilad Deutscher.

Mr. Mullins also met with Mr. Gino Rasamison, ABFG's Exploration Geologist, at the sapphire property. Together with Mr. Schaffer and Mr. Bradsell, they visited the Adamco Mining Inc. plant and mine site and several locations within ABFG's properties where sapphires are known to occur. Mr. Moradov also visited the camp while Mr. Mullins was there.

Following his return to Antananarivo from Diego Suarez, Mr. Mullins visited:

o the Department of Geology in the company of Mr. Gino Rasamison, in order to collect certain maps and reports that are necessary to complete this report; and,

o in the company of Mr. Moradov, the Direction des Mines, to verify ABFG's title to the properties that are the subject of this report.

2.4 madagascar: the country

Madagascar, also known as the Malagasy Republic, is an independent island republic with a democratic government which lies in the Indian Ocean off the southeast coast of Africa. It is the fourth largest island in the world, with a total area of 587,040 km2. The population is approximately 13 million and the annual population growth rate ("PGR") is about 3%. The capital city is Antananarivo ("Tana"). Other major towns are Antsirabe, Fianarantsoa, the port of Toamasina, and Antisiranana (Diego Suarez).

World Bank data places Madagascar among the poorest countries in the world in terms of real per capita Gross Domestic Product ("GDP") and for the 15 years prior to 1997, the average GDP had lagged behind the PGR. The Malagasy economy has traditionally been agriculturally based, with vanilla, coffee, cloves, rice, cotton and sisal being the chief exports. The recent coffee boom has temporarily boosted rural incomes and the fishing sector is expanding with foreign investment from Europe and Japan. Tourism is also growing especially in the "eco-tourism" niche market, but Madagascar has trouble competing with other East African destinations because of its poor infrastructure and transportation facilities.

Despite its substandard economic performance, Madagascar is attractive to investors because of its unique natural environment, wide variety of resources, extremely low cost, mostly literate, and highly trainable work force; and location at the cross-roads between Asia and Africa.

In 1993, the country made a successful change from a totalitarian to a democratic government; as a result, economic reforms begun in the late 1980s were halted and the economic decision making process was impeded. However, a peaceful transition has been made to an elected parliamentary system, and the focus is now on introducing economic reforms to pull the country out of the failed economic experiment of the past.

As in many Third World countries, Madagascar's burgeoning population has resulted in the destruction of much of the forest cover. While ecologists worry about the future of the fauna and flora of this unique island, the encroachment into the wilderness areas has led to the discovery of new gem deposits and has improved the country's economic outlook. As a result, Madagascar's growing role as a world power in the gem community seems assured.

2.5 DEFINITIONS

Guide 7 of the SEC Rules contains the following definitions which apply to issuers engaged or to be engaged in significant mining operations:

Reserve is defined as "that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination".

Proven (Measured) Reserves are reserves for which:

(a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drillholes, with grade and /or quality being computed from the results of detailed sampling; and

(b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

Probable (Indicated) Reserves are reserves for which quantity and grade and/or quality are computed from information similar to that for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Issuers engaged in or about to be engaged in significant mining operations are classified into one of three categories, as follows:

o (i) the Exploration Stage. Includes all issuers engaged in the search for mineral deposits (reserves) which are not in either the development or production stage.

o (ii) the Development Stage. Includes all issuers engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the production stage.

o (iii) the Production Stage: Includes all issuers engaged in exploitation of a mineral deposit (reserve).

Guide 7 specifies that mining companies in the exploration stage should not refer to themselves as development or production stage companies in the financial statements.

2.6 units, currency and language

Metric units are used throughout this report, with the exception of references to the quantity of material being mined at the M-4 property, which is expressed as bank cubic yards or bcy. All currency amounts are quoted in United States dollars (US$). Sapphire weights are expressed in both grams and carats, an international carat being equivalent to 0.2 grams.

Madagascar has two official languages: Malagasy and French. Malagasy is the every day spoken language while French is normally the language of business.

3. PROPERTY, LOCATION AND ACCESS

3.1 property

The laws governing ownership of exploration and mining properties in the Republic of Madagascar are contained in the "Code Minier" (the "Code"), which came into effect on July 26, 1995. In the Code, the basic unit of land under which title is awarded to a permit holder is a "carre". A carre is defined as a square contiguous with its four sides measuring 2.5 km and oriented north-south and east-west. One or several carreaux in the same area awarded to a single permit holder is known as a "perimetre", ("perimeter" in English).

This report deals with the sapphire properties in northern Madagascar which ABFG acquired as a result of the purchase of Stones and Wood S.a.r.l.. These properties consist of 37 carres, or mining permits, with a total area of 231.25 km, (Figure 2). The 37 carreaux consist of three separate groups, and are routinely referred to by ABFG as 37 "perimeters". ABFG has additional properties in northern Madagascar which were acquired from other companies and individuals: they are primarily prospective for gold, and are not discussed in this report.

Mining permits are classified into three types, i.e., Type 1, Type 2 and Type 3. Type 1 permits are awarded only to individuals who must be both Malagasy citizens and are resident in Madagascar, while Type 2 and Type 3 permits are awarded to:

(a)   small and medium companies; and,
(b)   large companies;
incorporated in  Madagascar.

In all cases, the applicant must provide supporting evidence of its ability and financial capabilities.

                             Figure 2. Property map

Of the 37 carreaux held by ABFG, 19 are Type 1 exploration permits which are valid for a period of 2 or 3 years and are renewable; and 18 are Type 3 mining permits which are valid for a period of 30 years, and are also renewable.

Mr. Mullins of WGM and Mr. Dror Moradov of ABFG visited the office of Mr. Desire at the Direction des Mines in Tana on June 18, 1999. Mr. Moradov was in possession of copies of the various groups of permits that had been assigned to ABFG by the individual permit holders. Details relating to these permits, which were checked and verified by Mr. Desire in the presence of Mr. Mullins and Mr. Moradov, are shown below:

                                     TABLE 1

                             ABFG MINING PROPERTIES

                             IN NORTHERN MADAGASCAR

==========================================================================================
                             Permits    Permits       Licence No./    Effective   Duration
   Name of Permit Holder       No.       Type         Decision No.       Date     (Years)
------------------------------------------------------------------------------------------
Stones and Wood Corporation
SARL                            17        III      V32-98-002/EIII    98-02-23        30
Stones and Wood Corporation
SARL                             2        III      V32-98-001/EIII    98-02-23         2
Christopher Suzannah             5     I(Ext.)        99/003          99-01-20         2
Marc Suzannah                    1     I(Ext.)        99/009          99-01-20         2
Francis Suzannah                 5     I(Ext.)        99/012          99-01-20         2
Yehiel Razafiarison              3     I(Ext.)        99/013          99-01-20         2
Vanessa Zafmahova                4     I(Ext.)        99/014          99-01-20         2
                               ---
Total                           37
------------------------------------------------------------------------------------------

Note: (Ext.) = Extension

3.2 location and access

The property is located in the extreme northern part of Madagascar (Figure 1). It is located about 80 km by road to the south of Antisiranana (or Diego Suarez, as it is more commonly called; or simply "Diego").

The capital city of Antananarivo (or "Tana", as it is commonly known) has an international airport and is served by regular flights from Paris by both Air France and Air Madagascar. Diego is the largest population center in the north, and is served by daily Air Madagascar flights from Tana.

Access to the property from Diego is by good paved road for about 80 km, then an additional 10 km by a rough bush track. The total driving time between Diego and the camp is about 90 minutes.

4.  PHYSIOGRAPHY AND CLIMATE

The topography of the area is characterized by alternating north-south trending valleys and ridges. Numerous volcanic cones rise above the surrounding countryside. Elevations range from 250 to 550 m above sea level.

The climate of the area is tropical, with distinct wet and dry seasons. At least 90% of the rainfall occurs between November and March, the town of Ambilobe to the Southwest of the map area averaging about 1.97 m annually.

Temperatures are high throughout the year; daily maximums are about 35(Degree)C during the dry season and 35 to 40(Degree)C during the rainy season. However, the night-time temperatures are relatively cool by comparison.

Vegetation is of the bush-savanna type, consisting primarily of grasslands. The trees are typical of those found in a dry forest, such as thorn bush, Satrana palms and baobab.

5. HISTORY

The perimeters comprising ABFG's property holdings in northern Madagascar were acquired in 1999 through the purchase of the shares of Stones and Wood and by the purchase of carreaux from:

o     the Suzannah family (Marc, Christophe and Francis);
o     Yehiel Razafiarson; and
o     Vanessa Zafinahova.

Following is a history of Stones and Wood's operations in northern Madagascar from January 1997 to May 1999.

January 1997 -
November 1997     Stones and Wood entered into an agreement with IMA, a
                  company formed by a group of individuals from Israel, giving
                  IMA the right to mine sapphires within its perimeters in return for a royalty to Stones and Wood on any gemstones produced. IMA then engaged Dove to provide consulting advice and to conduct mining operations on its behalf.

                  Dove commenced mining on behalf of IMA in April, and continued until November 1997. Mining ceased in November due to internal management problems at IMA.

                  During the eight-month period between April and November 1997, IMA processed 27,589 m^3 of material for an average of 35.23 m^3 per hour, and recovered 703,333 g of rough stones, including 364,628 g of first and second quality blue and yellow stones, for an average grade of 13.2 g/m^3. The remaining 338,905 g consisted of corundum (cabachon).

December 1997     Stones and Wood cancelled IMA's contract.

January 1998      Stones and Woods entered into an agreement with Andover
                  Management S.a.r.l. ("Andover") to mine sapphires within its perimeters. Andover retained Dove to carry out mining operations, at the same locations as IMA had been mining previously.

January 22, 1998  Stones and Wood entered into an agreement with
                  Mexican Mining, giving Mexican the right to explore for sapphires within certain of its perimeters.

March 12, 1998    Stones and Wood cancelled Mexican's contract due to
                  non-performance and lack of funds.

March 1998        The government of Madagascar halted all mining operations in northern Madagascar in order to introduce new regulations for the sapphire mining operations, and particularly to control illegal mining operations by artisan miners within the World
                  Wildlife Reserve.

July 1998         Stones and Wood awarded a contract to JAK Mining S.a.r.l.
                  ("JAK") to explore for sapphire deposits within 13 perimeters.
                  JAK commenced exploration within these perimeters on July 29.
                  September, 1998 The government of Madagascar lifted the halt order and allowed mining companies to resume operations.

October, 1998     Andover stopped mining due to internal conflicts. None of
                  Andover's production reports are available.

November, 1998    Stones and Wood cancelled its contract with Andover, following which it awarded a contract to Blue Star to mine sapphires within the perimeters in which Andover had been mining. Blue
                  Star, in turn, awarded a contract to Dove. (Later, from 12
                  April to 20 May, 1999, Dove operated a wash plant within block
                  M-4 on behalf of Blue Star. WGM reviewed Blue Star's operating records for that period, which show that it produced 73,386 g of corundum. Following the Phase III sort, Blue Star recovered
                  50,675 g of sapphire, for an average of 8.38 g/m^3).

                  Stones and Wood also awarded a contract to Adam Mining Company S.a.r.l. ("Adamco") which gave it the right to mine sapphires within blocks M-8 and M-9.

May 1999 ABFG acquired Stones and Wood, following which ABFG cancelled all existing operating agreements with Blue Star and JAK. As part of an agreement with Dove, ABFG acquired the mining equipment and wash plant, refurbished it and commenced it's own mining operation.

6. GEOLOGY AND SAPPHIRE DEPOSITS

6.1 GEOLOGY

The extreme northern part of Madagascar is made up of Precambrian crystalline rocks (the "Systeme du Graphite" - migmatite, gneiss and mica schist) in the middle of which outcrops the "Systeme du Vohibory" (Figure 3).

In the region of Vohemar, this system is represented by the Dairama group which is characterized by rocks of the amphibole-epidote metamorphic facies (amphibole gneiss, amphibolites, epidotites, green schists, migmatites). Some of these rocks are derived from basic volcanic rocks.

The sedimentary rock series begins with highly fossiliferous Permian-Triassic marine rocks. These are followed by the Karoo, with a slight structural discordance.

The Jurassic of northern Madagascar consists primarily of rocks of marine origin. The middle Jurassic calcareous rocks of the north are followed by upper Jurassic marls and Cretacous sequence marls and sandstones, at times glauconitic. The end of the Tertiary is marked by the return of the ocean and the deposition of marine rocks.

A large part of the extreme north of Madagascar is covered by vast outpourings of basaltic rocks of Quaternary age, and volcanic cones are common in the region. One such cone, known as "Marotadana" dominates the countryside near the turn-off to the M-4 property (Figure 4), Photo No. 1).

                                Figure 3. Geology

      Figure 4. Basaltic volcanic cone to west of M-4 property, Photo No. 1

The concession areas are underlain by a succession of Jurassic to Cretaceous limestones and dolomites which dip gently to the northwest. The valley floors are underlain by a series of late (Tertiary-Quaternary) alkali flood basalts and associated volcanic cones. These basalts exhibit distinct evidence of both syn- and post-volcanic faulting against the older sedimentary rocks.

Subsequent post-tectonic erosion of the limestones liberated the sapphires from their original structural traps, and they accumulated in a number of eluvial and alluvial deposits. The distribution of these deposits is closely associated with the drainage pattern that formed on the limestone topography.

6.2 SAPPHIRE OCCURRENCES

6.2.1 GENERAL

Sapphire, or gem corundum (AI2O3+Fe, Ti, Cr) is often found in placer deposits. According to Santamas and Wannachot (1997), clear evidence exists that the gemstones found within the ABFG properties are of volcanic origin, as corundum megacrysts have been found within relatively fine-grained Quaternary-Tertiary alkali-syenite volcanic flows. There is no petrogenetic relationship between the sapphires and the limestones.

Within the ABFG properties, sapphires occur in soils filling joints and fractures within Jurassic limestones. These limestones form the highest points of the northeast-southwest striking ridges, whereas the volcanic rocks in which the sapphires originated often form the floors of the valleys, 100 m below the limestones.

The best explanation that can be provided for the relationship between the distribution of primary sapphire occurrences and the limestone beds is that the sapphires were liberated from the Quaternary-Tertiary volcanic rocks by erosion and deposited onto a peneplain comprised of limestone. Having already been subjected to extensive weathering, the limestone contained many structural traps in which the sapphires collected.

Subsequent post-tectonic erosion of the limestones liberated the sapphires from their original structural traps, and they accumulated in a number of eluvial and alluvial deposits. The distribution of these deposits is closely associated with the drainage pattern that formed on the limestone topography.

7. description of current operations

7.1 general

The mining currently being carried out by ABFG within Block M-4 is a small scale earth moving operation on a sapphire deposit which had previously been exploited by Dove on behalf of Blue Star, Andover and IMA through an arrangement between Blue Star and the previous property owner, Stones and Wood. Adam Mining Company, Ltd. ("Adamco") is currently mining a second deposit in Block M-9 and trucking the sapphire-bearing gravel to a wash plant located a short distance away, in Block M-8. Under the terms of the contract between ABFG and Adamco, ABFG receives 25% of the stones produced by Adamco as a royalty.

7.2 mining and processing

ABFG commenced mining at the M-4 property on May 31, 1999 using the same mining equipment and wash plant that were previously used by Dove. A list of the equipment at the M-4 site is shown in Table 3.

                                     TABLE 2
                        LIST OF EQUIPMENT AT THE M-4 SITE
===============================================================================
1 MTS 250 trommel. Capacity is 120-150 m^3/hr, and is complete with an 85 Hp Kanter diesel engine.

1 MCP centrifugal pump, triple stage, 6 x 5 in., complete with 300 Hp diesel engine.

3    Jig concentrators complete with 8 Hp diesel engine.

1    Jig wheel set.

1 MCP centrifugal pump, triple stage, 6 x 5 in., complete with 190 Hp diesel engine.

1    Vertical gravel pump, 5 x 6 in., complete with 160 Hp diesel engine.

1    MCT 120 mobile cone trommel complete with 8 Hp diesel engine.

1    lot of hydraulic sluicing guns, manifold, and accessories.

1    Caterpillar 320 L Excavator.

1    30 KVA generator (3 phase)

2    Honda generators (5 Hp).

1    Caterpillar 943 front end loader - (rented).

1    lot various service vehicles.

1    Camp - 40-person.

1    mechanical workshop, complete with tools.
-------------------------------------------------------------------------------

The mining area with the Caterpillar 320L excavator at work and the primary trommel is shown on Figure 5 (Photo No. 2), and the wash plant is shown on Figure 6 (Photo No. 3).

               Figure 5. Mining area at M-4 property, Photo No. 2

                        Figure 6. Wash plant, Photo No. 3

At the end of each shift the jigs are cleaned (Figure 7, Photo No. 4) and an initial screening operation is carried out, with the screen oversize being rejected (Figure 8, Photo No. 5). The initial sort of the jig product (Phase I
Sort) is carried out by Malagasy women at sorting tables adjacent to the wash plant. (Figure 9, Photo No. 6).

During the 15 days of production between May 31 and June 27, the daily processing rate averaged 361.4 m^3 and sapphire production averaged 3,548.2 g/day. The average sapphire content of the gravel processed during that period, including cabachon (i.e., poor quality, opaque stones) was 9.78 g/m^3. Following the Phase III Sort, average recovery of good quality transparent and translucent stones was calculated at 5.82 g/m^3.

Figure 7. Cleaning the Jigs on the wash plant, Photo 4

Figure 8. Initial cleaning and sorting of product from Jigs, Photo 5

Figure 9. Phase 1 sorting of sapphires, Photo 6

The distribution of the facet stones, cabachon stones and rejects for the sapphires produced during the operating period between May 31 and June 27, 1999 is shown in Table 3.

                                     TABLE 3

                                   M-4 DEPOSIT

                               PRODUCTION SUMMARY
===============================================================================
                        Production                  Cabcochon
               Ore        Weight    Facet Weight      Weight     Total Weight
 Production Processed   After Sort   After Sort     After Sort    After Sort
    Date      (m^3)       I (g)        III (g)       III (g)        III (g)
-------------------------------------------------------------------------------
May 31         328        3,424         2,301         1,003          3,304
June 2         490        3,804         2,382         1,263          3,645
June 3         450        3,444         2,154         1,145          3,299
June 4         365        5,114         3,081         1,798          4,879
June 5         364        3,880         2,264         1,376          3,640
June 6         369        3,266         2,008         1,112          3,120
June 7         292        3,396         2,053         1,196          3,249
June 9         418        4,484         2,497         1,685          4,182
June 10        280        3,668         2,036         1,412          3,448
June 12        360        3,188         1,768         1,237          3,005
June 13        337        4,532         2,304         2,205          4,509
June 14        252        2,571         1,262         1,303          2,565
June 16        361        4,365         2,160         2,174          4,334
June 17        337        1,794           865           907          1,772
Subtotal     5,003       50,930        29,135        19,816         48,951
June 23        418        2,293            NA            NA             NA
-------------------------------------------------------------------------------
Total        5,421       53,223        29,135        19,816         48,951
-------------------------------------------------------------------------------
Average                9.82 g/m^3    5.82 g/m^3    3.96 g/m^3     9.78 g/m^3
-------------------------------------------------------------------------------

7.3 SIZE, QUALITY AND VALUE OF THE STONES

7.3.1 GENERAL

Following the Phase I sorting of the stones at the two sorting tables adjacent to the wash plant, they are removed in secure, locked containers to the sorting shed, and given over to the custody of the Senior Gemologist at the M-4 property, Mr. Gilad Deutscher. Mr. Deutscher is responsible for the sorting of the stones by size and grade.

7.3.2 SORTING BY SIZE (PHASE II)

The gems are sorted by size over four screens: No. 42 (12% of production), No. 32 (14-15% of production), No. 24 (27% of production), and No. 20 (40% of production). The undersize of the No. 20 screen comprises about 3% of production. The numbers quoted are the average in each case.

The size of the stones in each screen size are shown in Table 4:

                                     TABLE 4

                              M-4 DEPOSIT SIZE AND

                           WEIGHT OF STONES RECOVERED
===============================================================================
                         Mesh Size             Avg.               Weight
     Sieve No.              (mm)                 g                carat
-------------------------------------------------------------------------------
        42                   9                                      5.0
        32             Minus 9 Plus 6           0.4                 2.0
        24             Minus 6 Plus 5           0.2                 1.0
        20             Minus 5 Plus 4           0.1                 0.5
 Minus  20                Minus 4              <0.1                <0.5
-------------------------------------------------------------------------------

7.3.3 SORTING BY QUALITY (PHASE III)

Phase III sorting of the stones is carried out on a light table (Figure 10, Photo No. 7). Approximately 30% of the stones are transparent, and are good quality gems. These will eventually be faceted. An additional 30% are translucent and it is probable that most of them will also be faceted following heat treatment. The remaining 40% are opaque, and while they can be used in jewellery in the form of cabochons, their selling price is very low. However, the quality of some of these opaque stones may also improve following heat treatment.

Sorting can also be carried out according to color; however, the color of some of the stones will change after heat treatment. Therefore, they will be sorted again after polishing and, at that stage, color will become a major factor.

                   Phase III sorting of sapphires, Photo No. 7

7.3.4 VALUE OF THE STONES

According to Mr. Deutscher, the lowest quality of the rough, i.e., the cabochon stones, sell for a price of about $200 per kg. The rough translucent and transparent stones have an estimated value of $2,000 per kg (Mr. Dror Moradov, personal communication); however, the presence of high quality individual stones in the transparent and translucent categories could impact significantly on the final value of any particular package.

7.3.5 ADAMCO PRODUCTION

During the production period from May 1 to June 6 1999, the Adamco operation in Block M-8 produced 9,113.6 g of rough sapphire, and ABFG's 25% share amounted to 2,278.4 g. As this report went to press, we did not have any details on the quality distribution of these stones.

7.4 MINE OPERATIONS STRATEGIC PLAN

The current mine operation has been processing an average of 32.8 m^3 per hour, with an average production run of 11.0 hours per day. ABFG has performed a cursory review of the mine operations which indicates that by adding more equipment, implementing routine maintenance/preventive maintenance procedures, it should be possible to increase production to full capacity of 150 m^3 per hour. Based on ABFG's Production Model, the targeted production rate is 40 m^3 per hour. The additional equipment that will be added to the mining operation on Block M-4 is listed in Table 5:

                                     TABLE 5
                   ADDITIONAL EQUIPMENT ORDERED FOR BLOCK M-4
==========================================================================
    1      Hepco Excavator HE 100                         $91,380
    5      Jigs concentrators, pump, spare parts           86,495
    1      Additional structural steel & pipe               3,015
    1      Generator set-4.6 KVA                            4,035
    1      Hepco loader HL-200                            161,478
    1      Hepco Bulldozer HD-330                         287,727
    2      Truck - 25 Ton                                 130,000
--------------------------------------------------------------------------
                                 Total                   $764,130
--------------------------------------------------------------------------

8. marketing

8.1 FORMATION OF JOINT VENTURE

ABFG has entered into a Joint Venture with the Menavi Group ("Menavi") for the marketing of rough stones and the processing (sorting, cutting and polishing) and distribution of gems produced from its properties in Madagascar.

Menavi is an Israeli company which consists of:

o     Menavi International Ltd.;
o     Advance Cutting Center (Israel) Ltd. ("ACC Israel"); and,
o     Advance Cutting Center (Bangkok) Ltd. ("ACC Bangkok").

The principles of Menavi are internationally known and respected gemologists. Following the signing of the Joint Venture agreement (the "Agreement") on August 26, 1998, ABFG and Menavi registered an off-shore corporation called Total Gem Management Ltd. ("TGM"), in which both companies own an equal number of shares. The general goal of the Agreement is for TGM to manage and handle ABFG sapphires after they have been mined and sorted.

TGM will either sort, cut and polish the stones at its own lapidaries, or it will have the work done at other lapidaries under its supervision. It will also sort and grade the cut stones and distribute them.

8.2 TERMS AND CONDITIONS OF JOINT VENTURE AGREEMENT

Line of Credit

ABFG will provide a Line of Credit to TGM by means of a Letter of Credit opened on behalf of TGM to Menavi International Ltd. at a value of approximately US$1 million per month.

Processing

o ABFG will sort all of its rough stones ("rough") into two main categories, i.e., cuttable and non-cuttable. All cuttable rough will be sorted according to size and quality, under TGM supervision, for shipment to TGM;

o TGM will then sort the rough for shipment to the various lapidaries. Gems measuring in excess of 4 mm will be cut at ACC Israel and ACC Bangkok. Smaller gems will be cut in China and Sri Lanka or Thailand after pre-forming in the TGM lapidary. The cutting and quality of cut in Israel, Thailand, China and Sri Lanka will be supervised by TGM; and,

o All cut stones will be sorted and graded at the sorting offices in Thailand and Israel, and final estimation and pricing will take place in the offices in Israel.

Marketing and Distribution

o TGM will provide: (a) existing offices; and (b) existing personnel; to carry out cutting, sorting and distribution of ABFG gems. Representatives of both ABFG and Menavi will be involved in setting the prices; and,

o The parties will use TGM's offices in Ramat-Gan, Bangkok and New York to distribute ABFG gemstones in Israel, the Far East and the US, with TGM being the sole distributor.

Division of profits

o The total net sales derived by the Joint Venture from stones produced by ABFG from its mines will be divided by the Joint Venture in the following proportions:

      Cut and semi-cut stones:   ABFG 75%; TGM 25%; and,
      Unprocessed rough:         ABFG 85%; TGM 15%

o Profit on goods that are purchased by ABFG funds will be equally divided between ABFG and TGM, profit being defined as total net sales less purchase costs.

The methods of calculating total net sales and total purchase costs are defined in the Agreement.

Other Agreements

The initial capital investment required to set up new offices and enlarge lapidaries will be provided by ABFG as a shareholder loan to TGM. The mining venture will be managed by ABFG. The processing and marketing will be managed by TGM.

9. EXPLORATION

9.1 STATUS OF THE PROPERTY

At the time that this report was being prepared, WGM did not have sufficient data on the M-4 sapphire deposit within the ABFG property allow an estimate to be made of Proven (Measured) and/or Probable (Indicated) Reserves according to the definitions in Guide 7 on pages 495-496 of the Securities Act Rules. While the previous owner operated the deposit for almost two years and impressive quantities of valuable rough sapphire are currently being produced by ABFG's open pit alluvial mining and wash plant-processing operation at M-4, WGM was unable to locate any exploration/sampling data that would allow it to estimate the total volume of payable gravel in the deposit.

WGM therefore recommended to ABFG that an exploration program should be carried out on M-4 to obtain the necessary data to complete a reserve estimate; and that additional exploration should be carried out to define reserves on the other known sapphire prospects within the ABFG perimeters in northern Madagascar. The exploration program on M-4 was in progress at the time of this writing.

9.2 PREVIOUS EXPLORATION

9.2.1 Santamas and Wannachot, 1997

In December 1997, Santamas and Wannachot prepared a report on the exploration potential of 32 of the 50 Type 1 permits then held under licence by the Suzannah family in Anivorano-Nord, approximately 80 km south of Diego Suarez in northern Madagascar.

Santamas and Wannachot were both employed by Dove at the time, Santamas as Project Manager, and Wannachot as Chief, Exploration and Exploitation Operation. The exploration study was conducted in conjunction with Dove's joint venture mining operation with the IMA Group, during the period March 1997 to November 1997.

Information obtained during the exploration program indicated that during that the sapphire content of the "ore" ranged from 15 g/m^3 to 80 g/m^3, depending on the area and the depth below surface. The highest concentration recorded was 800 g/m^3.

Santamas and Wannachot concluded that sapphire deposits, within the area studied were quite extensive, and speculated that:

o the sapphire-bearing material could underlie between 1% and 10% of the 312 km2 area of the Savannah licences;

o     the average thickness of the sapphire-bearing material was 1 m; then,

o the total of sapphire-bearing material within the areas under licence would range from 3.12 million m^3 to 31.2 million m^3.

Santamas and Wannachot indicated that in their opinion, these projections were on the conversative side. They went on to make an estimate of the total in situ value of the sapphire-bearing material; however, in WGM's opinion, in situ values should not be quoted, as the only meaningful values are those that take all of the costs of production into account.

9.2.2 RASAMIMANANA AND RAKOTOARIMALALA, 1998

Mr. Georges Rasamimanana and Mr. Fred Rakotoarimalala carried out a reconnaissance investigation and appraisal of the potential of several perimeters, comprising a total of 13 carreaux, owned by the company "Suzannah and Sons" and Stones and Wood. Eight (8) of these 13 carreaux are now part of ABFG's property holdings in northern Madagascar. The field work was completed during the period from 29 August to 30 September, 1998.

The original report by Mr. Rasamimanana and Mr. Rakotoarimalala consisted of 8 pages. Mr. Rasamimanana is currently employed by the Department of Petroleum and Mineral Engineering of the Government of Madagascar and recently produced a two-page summary on the results of the same field program under the official seal of the Madagascar Department of Energy, Mines and Natural Resources.

Mr. Rasamimanana and Mr. Rakotoarimalala had been instructed to concentrate their efforts on the search for and delineation of sapphire occurrences rather than engage in a geologic study in the scientific sense. They did, however, undertake a brief review of the geology of the region as a prelude to their prospecting program. They then proceeded to sample the alluvial and eluvial deposits, particularly in those areas where pits had been dug by local artisan miners. The samples were panned to determine if sapphire was present.

Mr. Rasamimanana and Mr. Rakotoarimalala commented on several specific occurrences, as follows:

o In a test of two cubic decimetres of soil, they recovered two grams of corundum, or 1 kg/m^3, of varying quality at a depth of 20 cm.

o At two other sites, they discovered sapphire deposits in pits previously dug by local artisans, at depths of 5 m (1 kg/m^3) and 15 m (0.5 kg/m^3) respectively.

The two geologists also noted that sapphire concentrations, including gem quality stones, are present near the contact between basalt and dolomitic limestone. In one location, two sapphire fragments, one weighing 4 g, the other weighing 1.5 g, were recovered from two cubic decimetres of soil at a depth of 10 cm. This equates to approximately 3 kg/m^3.

In addition, fragments of sapphire were found on the surface in several locations. One stone that weighed 1.2 g was recovered from a soil sample.

Rasamimanana and Rakotoarimalala concluded that the general area of the perimeters presented many possibilities for the formation of sapphire. In fact, of the 13 perimeters investigated, 10 are prospective for the mineral. They proposed a follow-up program which would involve:

o the preparation of a geologic map of the area at a large scale (1:10,000, for example) to record the locations of the favourable host rocks; and

o investigations at greater depth than was possible in the reconnaissance investigations, by means of pits, trenches and hand-held auger drills, in order to:

      -     determine the levels of the mineralized bands; and

      - delineate small basins that could contain concentrations of sapphire in alluvial deposits.

9.2.3 ROSSOVSKY, 1996

Professor Lev Rossovsky of Israel visited properties during the period July 18 to July 26, 1996 and recorded his observations in a brief, one-page report.

Professor Rossovsky stated that he had observed two sapphire deposits owned by the Suzannah bothers: Marc, Christophe and Francis, and that according to his calculations, the washing of 100 tonnes of alluvial gravel from the first deposit could yield 100 kg of gem sapphire. (Although Professor Rossovsky did not identify this deposit by name, WGM believes that it was probably the M-4 deposit). Professor Rossovsky noted that one of the transparent sapphire crystals from this deposit weighted 45 g and that its color was "royal blue, green and yellow".

The second deposit, visited by Professor Rossovsky, was an eluvial deposit, i.e. one that developed in place, or very close to the source rock. At this site, a lateritic weathering profile, which has developed on a basaltic volcanic flow rock, is enriched in sapphires from surface to a depth of 2 to 3 m. The Professor observed that this deposit was well located, near excellent highways and large rivers.

9.3 CURRENT EXPLORATION

As a result of an exploration program recently initiated within ABFG's perimeters by Mr. Gino Rasamison, the company's Malagasy geologist, a new sapphire prospect has been located approximately three km south of the M-4 deposit. This prospect is located at the base of a limestone ridge named Ampatoa, near its contact with a ridge composed of basalt (Figure 11, Photo No.
8).

At this location, sapphire grains were located at the surface, and are believed to have originated from weathering of the limestone. Detailed investigations by pitting and trenching are required to determine the volume and grade of the deposit.

           Figure 10. Sapphire prospect 3 km south of M-4, Photo No. 8

9.4 PROPOSED EXPLORATION

9.4.1 GENERAL

During his visit to the northern Madagascar properties, Mr. Mullins observed the mining and wash plant activities at the M-4 deposit, and the various sorting stages of the rough stones that are being recovered. He also visited the Adamco wash plant operation in Block C-8, and the deposit in Block C-9 that provides feed for the wash plant. However, as nearly as WGM could determine, no effort had been made to estimate the total volume or grade of either of these deposits, i.e., a reserve estimate, as required under Guide 7 of the SEC Rules.

An exploration program was therefore recommended by WGM and is being carried out in order to obtain the necessary information to completely outline the M-4 deposit. The boundaries and the thickness of the sapphire-bearing material are being determined in order to arrive at an estimate of the volume and/or tonnage, and an average grade, in terms of carats of sapphire per m^3 or per tonne.

In WGM's view, ABFG should initiate a three-pronged exploration program whose objectives would be to not only complete an estimate of Proven and Probable Reserves, as well as an estimate of "Other Mineralization" within the M-4 deposit, but also to:

o Continue the ongoing reconnaissance exploration program within the licence areas with the objective of locating new deposits; and,

o Carry out detailed investigations leading to estimates of Proven and Probable Reserves, as well as "Other Mineralization", within the deposits identified in the reconnaissance exploration program.

ABFG is in the process of acquiring the assets of a construction company, including a Nodwell-mounted AP1000 Becker drill. Eventually, this drill will be used in conjunction with a Caterpillar D-7 bulldozer and a small wash plant to explore and evaluate sapphire deposits located by the company's exploration geologists. The Becker drill will be used to obtain samples, which will be processed through the portable wash plant to extract the contained sapphires. Until such time as the drill has arrived on the property, however, samples must be obtained exclusively by pitting and trenching. WGM and ABFG have discussed the general approach to, and the estimated cost of this program, as outlined below.

9.4.2 MAP OF MINE AREA

The first requirement was to produce a large-scale plan of the M-4 mine area to provide a base on which to plot all of the information currently available, including topography, geology and the outline of the present workings. The scale of this map is 1:5000.

The locations of exploration pits, trenches and drill holes will also be plotted in theis base plan..

9.4.3 PITS AND TRENCHES

Mr. Gino Rasamison and the other geologists on site have been provided with the definitions of Proven and Probable Reserves as summarized in Section 2 of this report so that they could develop a plan for the spacing of the pits and and/or trenches that is required to satisfy the guigelines, WGM recommended that:

o If the deposit occurs in the form of a wide blanket, whose length and width are somewhat similar, then the best approach would be to sink pits to bedrock at regular spacings on a grid, say 50 metres for Probable Reserves and 25 metres for Proven Reserves.

o If the deposit is much longer in one dimension than the other, as it would be if it is confined to a drainage channel, then the best approach could be to dig trenches to bedrock across the deposit at intervals of about 50 metres to satisfy the requirement for Probable Reserves.

Accurate elevations of the collar and depth of each pit will be required, as well as a topographic profile of each trench.

9.4.4 LOGGING OF PITS AND TRENCHES

A visual inspection should be made of each pit and trench and a small sketch made to show the lithology encountered from surface to bottom. Particular notice should be paid to the distribution of the sapphires, whether they are randomly distributed throughout the host material, or occur in definite bands. If they do occur in definite bands, the thickness should be recorded.

9.4.5 PROCESSING OF SAMPLES

The volume of all of the material recovered from each individual pits and trench, or portion of a trench, should be measured, processed through a wash plant, and manually sorted to recover all of the sapphires in the sample. The grade of the sample in carats per cubic metre can then be estimated.

9.4.6 ESTIMATION OF RESERVES

After all of the pits and/or trenches have been excavated and the samples have been processed, the resulting information will be plotted on sections and used to complete an estimate of reserves.

This may require another trip to the property by WGM to verify the results of the exploration work before proceeding with the estimate.

The capital cost of the drill, bulldozer and wash plant will be in excess of $1 million, and an estimate of the exploration budget for the 12-month period from July 1, 1999 to June 30, 2000 is estimated at $500,000.

10. CONCLUSIONS

Based on its review and analysis of the ABFG sapphire properties in northern Madagascar, WGM has concluded that:

o During the eight-month period between April and November 1997, IMA processed 27,589 m^3 of material for an average of 35.23 m^3 per hour, and recovered 703,333 g of rough stones, including 364,628 g of first and second quality blue and yellow stones, for an average grade of 13.2 g/m^3. The remaining 338,905 g consisted of corundum (cabachon).

o During the period between April 12, 1999 and May 15, 1999, Blue Star S.a.r.l. processed 5,873 m^3 of sapphire-bearing material from the M-4 deposit and produced 73,386 g of rough stones. The Phase III Sort, 50,675 g of sapphires were recovered, for an average of 8.38 g/m^3.

o During the period between May 31, 1999 and June 27, 1999, ABFG processed 5,421 m^3 of sapphire-bearing material from the M-4 deposit and produced 53,223 g of rough stones. The average sapphire content of the material processed was 9.82 g/m^3. Following the Phase III Sort, average recovery of good quality stones for faceting, and 3.96 g/m^3 of cabochon was calculated at 5.82 g/m^3.

o In addition to ABFG's mining operation at M-4, a second deposit is currently being mined by Adam Mining Company, Ltd. ("Adamco"), within Block M-9. The sapphire-bearing gravel is being trucked to a wash plant within Block M-8. Under the terms of its contract between ABFG and Adamco, ABFG receives 25% of the rough stones produced by Adamco.

o Approximately 30% of the stones from the M-4 deposit are transparent, good-quality gems, and will eventually be faceted. An additional 30% are translucent and it is possible that most of these stones will also be faceted after heat treatment.

o The rough transparent and translucent stones have an estimated value of $2,000/kg to $8,000/kg, depending on quality. The low-quality, opaque stones have a selling price of about $200/kg.

o ABFG has entered into a Joint Venture with an Israeli company, the Menavi Group, for the marketing of the rough stones and the processing (sorting, cutting and polishing). The name of the Joint Venture company is Total Gem Management. The total net sales derived by the Joint Venture from stones produced by ABFG will be divided between ABFG and TGM in the following proportions.

      Cut and semi-cut stones: ABFG 75%, TGM 25%
      Unprocessed rough:       ABFG 85%, TGM 15%

o In addition to the deposits currently being mined by ABFG and Adamco, the northern Madagascar properties extensive occurrences of sapphire have been reported from other locations.

o     A three-pronged exploration program is required on ABFG's properties to:

      i) Complete an estimate of Proven and Probable Reserves and "Other Mineralization" in the M-4 deposit.

      ii) Continue the ongoing reconnaissance exploration program with the objective of locating additional deposits.

      iii) Complete estimates of Proven and Probable Reserves and "Other Mineralization" in the deposits identified in (ii).

CERTIFICATE

                        To accompany the report entitled
                             "A Technical Review of
                           the Sapphire Properties of
                          American Group Benefits, Inc.
                             in Northern Madagascar"
                               dated July 24, 1999

I, Jack Mullins, do hereby certify that:

1. I reside at 195 Jenny Wrenway, North York, Ontario, Canada, M2H 2Z3 and I have been registered as a professional engineer with Professional Engineers Ontario since 1975.

2. I am a graduate of Mount Allison University, Sackville, New Brunswick, Canada (B.Sc., Honours Geology, 1958) and Memorial University of Newfoundland, St. John's, Newfoundland, Canada (M.Sc., Geology, 1961) and I have practiced my profession for the past 38 years.

3. I am an employee of Watts, Griffis and McOuat Limited, a firm of consulting geologists and engineer which has been authorized to practice professional engineering by Professional Engineers Ontario.

4. I visited the sapphire properties of American Benefits Group, Inc in northern Madagascar in June 1999. This report is also based on information provided by American Group Benefits, Inc.

5. I do not own, directly or indirectly, nor do I expect to receive any direct or indirect interest in any of the properties described in this report, nor do I beneficially own, directly or indirectly, any securities of American Benefits Group, Inc. or in any associated or affiliated company.

                                                /s/ W.J. (Jack) Mullins, P. Eng.
                                                --------------------------------
                                                W.J. (Jack) Mullins, P. Eng.
                                                B.Sc, M.Sc.
                                                July 24, 1999

                                                SEAL OF REGISTERED PROFESSIONAL
                                                ENGINEERS, PROVINCE OF ONTARIO

LIST OF MATERIALS AVAILABLE FOR REVIEW

Jourde, G.
      1998 Etude Geologique et Prospection au 1:10,000 - Des Feuilles Betsiaka (V32), Antanamba (V32) + 6 other map sheets: Bureau de Recherches Geologiques et Minieres, Madagascar.

Besairie, H.
      1971 Geologue de Madagascar - I Les Terrains Sedimentaires: Annales Geologiques de Madagascar; Fascicule No. XXXV.

Besairie, H.
      1956        Carte Geologique L'echelle du 1:500,000 - Comores, Diego -
                  Smarez: Service Geologique, Haut Commissariat de Madagascar et Dependances.

Rasamimanana, G., and Rakotoarimalala
      1998 Reconnaissance et Valorisation des Mineralisations en Corindon (Saphir) des Perimetres de La Societe "Suzannah et Fils" dams le Nord de Madagascar.